Exhibit 10.1

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Dade Behring Inc., a Delaware corporation (“Company”) and James Reid-Anderson (“Executive”) entered into an amended and restated employment agreement effective June 1, 2001 (“Employment Agreement”).  The Company and Executive desire to amend the Employment Agreement to provide retention and incentive payments consistent with the retention and incentive payments being provided to other executive officers in connection with the transactions contemplated by the Agreement and Plan of Merger by and among Siemens Corporation, Belfast Merger Co. and Dade Behring Holdings, Inc. dated as of July 25, 2007 and to formalize the practice of the annual incentive program.  The Company and Executive hereby agree to amend the Employment Agreement as follows:

1.             Section 3(d) and the corresponding Exhibit A are deleted in their entirety and the following is substituted for Section 3(d):

Executive will be paid $4,136,000 (“Retention Payment”) on the first anniversary of the Closing (as defined in the Agreement and Plan of Merger by and among Siemens Corporation, Belfast Merger Co. and Dade Behring Holdings, Inc. dated as of July 25, 2007) (“Closing”) if Executive remains employed by the Company through such first anniversary.   If the Employment Period is terminated by the Company without Cause or by Executive for Good Reason on or after the Closing but prior to such first anniversary of the Closing, Executive will be paid the Retention Payment in one lump sum within thirty (30) days after the termination by the Company without Cause or by Executive for Good Reason.

Executive will also be paid $3,500,000 (“Long-Term Incentive Payment”) on the first anniversary of the Closing (provided the Closing occurs by August 23, 2008) if Executive remains employed by the Company through such first anniversary.  If the Employment Period is terminated by the Company without Cause or by Executive for Good Reason prior to such first anniversary of the Closing, Executive will be paid the Long-Term Incentive Payment in one lump sum within thirty (30) days after the termination by the Company without Cause or by Executive for Good Reason.

2.             In the first sentence of Section 4(b) the words “during the term of this Agreement” are deleted in their entirety and the following words are substituted therefore “anytime during the term of this Agreement with respect to Section

4(b)(iii) and prior to the Closing or on or after the first anniversary of the Closing with respect to Section 4(b)(i) and Section 4(b)(ii)”.

3.             The following shall be added as Section 4(b)(iii) after Section 4(b)(ii) and the period at the end of 4(b)(ii) shall be deleted and “; and” substituted therefore:

an amount equal to the bonus the Executive would have received had the Executive remained employed for the entire bonus period (the amount to be determined by the Board in good faith), prorated based on the number of days that have elapsed during the year through the date on which the Executive’s employment terminates (and payable in accordance with the normal Company policy).

4.             The following shall be added as a new Section 18:

409A COMPLIANCE.  The Company and Executive will cooperate in good faith, without changing the basic economic terms of this Agreement, to ensure that the payments and benefits set forth in this Agreement are not subject to the additional 20% tax set forth in section 409A of the Internal Revenue Code of 1986, as amended.

5.             In all other respects, the Employment Agreement, as amended, remains in full force and effect.

DADE BEHRING INC.

By:	/s/ Kathleen Kennedy
KATHLEEN KENNEDY
Its:	Senior Vice President Human Resources

/s/ James Reid-Anderson
JAMES REID-ANDERSON